Exhibit 10.4
S&P GLOBAL INC.
2019 STOCK INCENTIVE PLAN
2024 RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANT NOTICE

S&P Global Inc., a New York corporation (“S&P Global” or the “Company”), has awarded to the employee named below (the “Participant” or “you”) the number of Restricted Stock Units (the “Units”) specified and on the terms set forth below (the “Award”). Your Units are granted pursuant to the Company’s 2019 Stock Incentive Plan, as amended and restated (the “Plan”), and are subject to all of the terms and conditions set forth in the Plan, the grant notice section (the “Grant Notice”) of this Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Terms and Conditions section of the Award Agreement, including the S&P Global Agreements for the Protection of Company Interests (“Attachment A”) and any special terms and conditions applicable to the Participant’s country of residence or employment (“Attachment B”). Capitalized terms not expressly defined in this Award Agreement shall have the meanings set forth in the Plan.

Participant:    _____________________________
Award Date:    _____________________________
Grant Date:    _____________________________
Number of Restricted Stock Units:    _____________________________

Vesting Schedule and Installments:

The restrictions on the Units covered by this Award shall lapse and such Units shall vest in installments (the “Installments”) on the following dates (each, an “Installment Vesting Date,” and collectively, the “Installment Vesting Dates”), subject to the Participant’s continued employment with a member of the Company Group through the applicable Installment Vesting Date:

Installment	Vesting Period for Installment	Installment Vesting Dates
33%	Grant Date through and including 12/31/2024	12/31/2024
33%	1/1/2025 through and including 12/31/2025	12/31/2025
34%	1/1/2026 through and including 12/31/2026	12/31/2026

TERMS AND CONDITIONS OF
2024 RESTRICTED STOCK UNIT AWARD

1.Grant of Award. The grant of this Award is subject to the Terms and Conditions hereinafter set forth with respect to the Units covered by this Award. The Award represents the right to receive one share of Stock (or the cash equivalent, to the extent determined by the Committee in its sole discretion) for each Unit subject to the Award, together with an amount in cash equal to the value of the Dividend Equivalents that accrue with respect to the Award. Upon grant of the Award, no stock or other certificate representing the Units or the shares of Stock represented thereby will be issued to or registered in the name of the Participant. The ultimate payment of the Award in the form of shares of Stock (or the cash equivalent) and payment of the Dividend Equivalents thereon is contingent upon the satisfaction of the vesting conditions and other requirements set forth herein. The Participant does not have an absolute right to receive a fixed or determinable amount on the Grant Date.
2.Award Acceptance. To be entitled to any payment under this Award, the Participant acknowledges and agrees that the Participant must accept and thereby agree to comply with the provisions of the Plan and the Award Agreement, which includes the Grant Notice and these Terms and Conditions, including any provisions of the Non-U.S. Country Addendum (as defined in Section 3 hereof) applicable to the Participant which are incorporated herein and constitute a material and integral part of these Terms and Conditions.
(a)Post-Employment Obligations for Protection of Company Interests. The Participant acknowledges and agrees that additional terms and conditions set forth in the Agreement applicable to the Participant in Attachment A (the “S&P Global Agreements for the Protection of Company Interests”), which is the one that applies to the country or Commonwealth in which the Participant is employed at the time the Participant accepts the Award, are hereby incorporated into, and are part of, the Terms and Conditions for the Award.
    The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment A, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.
3.Non-U.S. Country Addendum. By accepting these Terms and Conditions, and notwithstanding any provisions to the contrary herein, the Participant further acknowledges and agrees that the Award shall also be subject to any special terms and conditions applicable to the Participant’s country of residence (and country of employment, if different) set forth in Attachment B (the “Non-U.S. Country Addendum”), which are hereby incorporated into, and are part of, the Terms and Conditions for the Award with respect to any Participant who resides and/or works in a country located outside the United States (a “Non-U.S. Participant”).
Moreover, if the Participant transfers his or her residence and/or work location to another country reflected in Attachment B after the Grant Date, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).
    The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment B, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment B.
4.Time Period to Accept Award. The Participant acknowledges and agrees that the Participant has up to ninety (90) days to accept these Terms and Conditions from the date the Terms and Conditions are first made available to the Participant on the website maintained by the Company’s equity administrator (the “Website”). The Participant further acknowledges and agrees that failure to timely accept these Terms and Conditions during the 90-day acceptance period will result in the forfeiture of this Award in its entirety and without exception effective immediately.
5.Electronic Delivery and Participation. The Participant acknowledges and agrees that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes the Participant’s agreement to be bound by these Terms and Conditions, including all provisions of the addenda set forth in Attachments A and B applicable to the Participant.
By accepting the Award, the Participant consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an on-line or electronic system, including the Website, established and maintained by the Company or another third party designated by the Company. The Participant also acknowledges that as of the Grant Date, the Terms and Conditions set forth the entire understanding between the Participant and the Company regarding the Participant’s acquisition of the Units and any underlying shares of Stock and supersede all prior oral and written agreements on that subject, with the exception of Awards previously granted and delivered to Participant under the Plan.
6.Vesting Period Restrictions. Except as otherwise provided in Section 8 hereof, the restrictions on the Units covered by this Award shall lapse and such Units shall vest in accordance with the vesting schedule set forth in the Grant Notice.
7.Payment Timing. Except as otherwise provided in Sections 8 and 9 hereof, the Units subject to an Installment, together with any Dividend Equivalents that become payable thereon (as determined in accordance with Section 10 hereof), shall be paid to the Participant as soon as practicable in the January that next follows the Installment Vesting Date, or in the case of Non-U.S. Participants who are not subject to taxation under the laws of the United States, as soon as reasonably practicable following the Installment Vesting Date (the “Payment Date”), except that any fractional Units shall be carried forward and combined with other fractional Units and vest when the combined fractional Units equal a full Unit.
8.Termination of Employment During Vesting Period.
(a)Retirement, Disability or Death. In the event of the termination of the Participant’s employment with the Company Group prior to the final Installment Vesting Date due to (i) “Normal Retirement” or “Early Retirement” (each, as defined below, and together, “Retirement”); (ii) Disability (as defined under the disability plan applicable to the Participant), or (iii) death, all unvested Units subject to the Award shall become unrestricted and fully vested as of the date of the Participant’s termination due to Retirement, Disability or death. “Normal Retirement” shall mean the Participant’s termination of employment from the Company on or after age 65 (or, where required by local law or contract, the equivalent normal retirement age with respect to a Participant located outside the United States). “Early Retirement” shall mean the termination of employment from the Company of a Participant who is eligible for an “Early Retirement Benefit” under the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries (frozen to new participants effective as of April 1, 2012, and as amended and restated as of January 1, 2022) on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company. For the avoidance of doubt, Early Retirement, as defined above, only applies to grandfathered participants located within the United States who were eligible to participate in the Employee Retirement Plan of S&P Global

Inc. and its Subsidiaries before such Plan froze.
(b)Involuntary Termination. In the event of the Participant’s involuntary termination of employment by the Company or other member of the Company Group other than for Cause, the Participant shall continue to vest in any Installment of the Award that would otherwise vest during the period ending on the last day of (i) any period in respect of which the Participant receives Separation Pay, as defined in the severance program in which the Participant participates or (ii) in the case of a Non-U.S. Participant, any notice period or “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Non-U.S. Participant is employed (such period, the “Separation Period”), and the Participant shall be eligible to vest in a pro rata portion of any remaining unvested Installments of the Award; provided, however, that such continued vesting during the Separation Period and with respect to the pro rata portion of any remaining unvested Installments following the Separation Period shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its Subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.
(c)Other Terminations. Except as otherwise provided in Section 9 hereof, in the event the Participant voluntarily resigns his or her employment with the Company Group or is involuntarily terminated by the Company or other member of the Company Group for Cause prior to any Installment Vesting Date, the Participant shall forfeit the right to any Units subject to any unvested Installments and any Dividend Equivalents with respect to such Units.
(d)Determination of Pro Rata Award Opportunity for an Involuntary Termination. The pro rata portion of the unvested Installments of the Award payable to the Participant pursuant to Section 8(b) shall be determined as of the end of the Separation Period by multiplying the number of the unvested Units subject to each unvested Installment of the Award at such time by a fraction, the numerator of which is the number of full calendar days between the Award Date and the last day of the Separation Period, reduced by the number of full calendar days between the Award Date and the most recently completed Installment Vesting Date (if any) occurring immediately prior to the last day of the Separation Period, and the denominator of which is the number of full calendar days between the Award Date and the last Installment Vesting Date, reduced by the number of full calendar days between the Award Date and the most recently completed Installment Vesting Date (if any).
(e)Payment Timing of Award.

(i)Termination Other Than for Death. In the event of the termination of the Participant’s employment with the Company Group pursuant to Section 8(a) prior to any Installment Vesting Date other than for death or Section 8(b), the Participant’s unvested Installments of the Award otherwise determined to have vested shall be paid to the Participant on the regularly scheduled Payment Dates. For the avoidance of doubt, in the case of a termination by the Company or other member of the Company Group other than for Cause, if the Participant does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Participant shall not be entitled to any payments pursuant to this Section 8.
(ii)Termination for Death. In the event of the termination of the Participant’s employment with the Company Group pursuant to Section 8(a) due to death prior to the end of any Installment Vesting Date, the Participant’s unvested Installments of the Award otherwise determined to have vested shall be delivered to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate) within sixty (60) days following the date of the Participant’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
9.Change in Control.
(a)Successor Company does not Assume or Substitute Award. In the event of a Change in Control prior to the end of any Installment Vesting Date, to the extent the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for the Award on substantially the same terms and conditions, all unvested Units subject to the Award shall become unrestricted and fully vested and the Units that become so vested shall be payable in cash based on the fair market value of the Stock on the date of the Change in Control pursuant to Section 7 on the regularly scheduled Payment Dates; provided, however, that if the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, is terminated due to the Participant’s death prior to the Payment Date, the Award shall be paid within sixty (60) days following the date of the Participant’s death to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
(b)Involuntary Termination, Retirement, Disability or Death Following Assumption or Substitution of Award. To the extent the successor company (or a subsidiary or parent thereof) assumes or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting and payment schedule will continue to apply; provided, however, that, if within twenty-four (24) months following the date of a Change in Control, the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, is terminated without Cause or due to Retirement, Disability, or death, the Award shall become unrestricted and fully vested and become payable in cash calculated based on the fair market value of the Stock on the date of the Change in Control (x) pursuant to Section 7 on the regularly scheduled Payment Dates or (y) in the case of the termination of the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, due to death, within sixty (60) days following the date of the Participant’s death to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
10.Voting and Dividend Rights. Prior to the delivery of any shares of Stock covered by this Award, the Participant shall not have the right to vote or to receive any dividends with respect to such shares. Notwithstanding the foregoing, Dividend Equivalents will accrue on Units underlying the Award for the period beginning on the Grant Date and ending on the last Installment Vesting Date (or, if applicable, the date of payment in accordance with Section 8(e) hereof), which Dividend Equivalents shall be paid in cash on the applicable Payment Date (or the date of payment in accordance with Section 8(e) hereof), subject to the additional requirements set forth in these Terms and Conditions.
11.Transfer Restrictions. This Award and the Units and Dividend Equivalents are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
12.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, any member of the Company Group that legally employs the employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant or vesting of the Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of:
i.withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or any member of the Company Group;
ii.withholding shares of Stock that otherwise would be issued to the Participant upon settlement of Units;
iii.withholding from proceeds of the sale of shares of Stock, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
iv.requiring the Participant to make a payment in cash or by check;
v.any other method of withholding approved by the Company and to the extent required by applicable laws or the Plan, approved by the Committee; or
vi.and in each case, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy; provided, however, that, unless otherwise determined by the Committee, if the Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding (for Tax-Related Items other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which shares of Stock are issued upon settlement of the Units) shall be through a withholding of Shares under (ii) above.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded by the Company, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the vested Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the shares of Stock or the proceeds from the sale of shares of Stock to the Participant if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
13.Miscellaneous. This Award Agreement, including these Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor to the Company; and (b) may not be amended without the written consent of both the Company and the Participant. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President, Chief Purpose Officer of S&P Global Inc., which directly refers to these Terms and Conditions. No other modifications to the Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by these Terms and Conditions. If this Award is assumed, or a new award is substituted therefore in any corporate reorganization, employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.
14.Application of Local Law. Notwithstanding Section 23, for any Non-U.S. Participant, this Award shall be subject to all applicable laws, rules and regulations, and any special terms and conditions, of such Participant’s country of residence (and country of employment, if different), but limited to the extent required by local law. By accepting this Award Agreement, including these Terms and Conditions, any Non-U.S. Participant agrees to repatriate all payments attributable to shares of Stock acquired under the Plan in accordance with local foreign exchange rules and regulations in such Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the

Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
15.Securities Law Requirements. Notwithstanding any provision of the Plan or this Award Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon vesting of the Units prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the SEC or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Award Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock.
16.Public Offering. By accepting this Award Agreement, including these Terms and Conditions, any Non-U.S. Participant acknowledges and agrees that (a) the grant of this Award is not intended to be a public offering of securities in such Participant’s country of residence and/or country of employment; (b) the Company has not submitted any registration statement, prospectus or other filings with local securities authorities, unless otherwise required under applicable local law; and (c) the grant of this Award is not subject to the supervision of local securities authorities.
17.Pay Recovery. By accepting these Terms and Conditions, the Participant agrees and acknowledges that this Award shall be subject to the requirements of the S&P Global Inc. Financial Statement Compensation Recoupment Policy, the Senior Executive Pay Recovery Policy of S&P Global and/or the S&P Ratings Services Pay Recovery Policy (as applicable, the “Policy”) and all shares of Stock or other amounts paid or payable to the Participant under or in respect of the Award shall, if applicable, be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time or any other policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or other applicable laws.

18.Trading Policy. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees and acknowledges that this Award shall be subject to the requirements of the S&P Global Inc. Securities Disclosure Policy and the S&P Global Inc. Securities Trading Policy, each as in effect from time to time. In addition, the Participant acknowledges that the Participant’s country of residence (and country of employment, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan by acquiring or selling shares of Stock acquired under the Plan and that the Participant is solely responsible for complying with such laws or regulations.
19.Data Privacy. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees and acknowledges that employee information, including financial information, may be collected by the Company, subject to applicable local data protection and employment law and the S&P Global Inc. Employee Privacy Policy (as in effect from time to time), in connection with its administration of these policies or complying with regulatory requirements. By accepting this Award Agreement, including these Terms and Conditions, the Participant agrees to submit their personal data, including financial information, and consents to the collection, transfer, retention or otherwise processing of such data by the Company and/or a third party service provider that may not be located in the same jurisdiction as the Participant, subject to applicable local data protection and employment law.
20.No Impact on Other Benefits. Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
21.Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, and it shall be interpreted and construed in accordance with this intent. To the extent the period during which the payment of any Installment conditioned on the Participant’s execution of a release can be made commences in one calendar year and ends in the subsequent calendar year, such Installment shall be paid as soon as possible in the second calendar year.
22.Incorporation of Plan Provisions. This Award, including the Units and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein. Any capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Plan.
23.Governing Law and Venue. The grant of the Units and this Award Agreement shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this Award of Units is made and/or to be performed.